Mid-Con Energy Partners, LP Announces Third Quarter 2016 Operating and Financial Results
and Reaffirmation of $140 Million Borrowing Base

TULSA, October 31, 2016 – Mid-Con Energy Partners, LP (NASDAQ: MCEP) (“Mid-Con Energy” or the “Partnership”) announces operating and financial results for the third quarter ended September 30, 2016. "In the third quarter, we made significant progress in lowering costs, reducing debt, and increasing liquidity," commented Jeff Olmstead, President and CEO. "Specifically, we closed on the sale of our Hugoton core area, which was one of our highest cost assets on a per Boe basis, completed a Permian bolt-on acquisition, which represented some of the lowest cost production in our portfolio on a per Boe basis, and closed on a convertible preferred equity raise in August 2016.  These three transactions, combined with cash from operations and hedging activity, allowed us to reduce debt by $34.1 million during the quarter.  This resulted in total liquidity of $14.2 million at quarter end, which included $12.1 million in availability under our $140.0 million revolving credit facility and $2.1 million in available cash.  We plan to continue focusing on opportunities to make our operations more efficient while building liquidity as we close out the year."

THIRD QUARTER 2016 SUMMARY

•	Production averaged 3,957 Boe/d, a decrease of 2.9% sequentially and a decrease of 18.6% year-over-year.

•	Lease Operating Expenses ("LOE") averaged $15.68/Boe, a 0.7% increase sequentially and a decrease of 20.0% year-over-year.

•	Adjusted EBITDA, a Non-GAAP measure, was $11.9 million, an increase of 2.1% sequentially and a decrease of 24.6% year-over-year.

•	Distributable Cash Flow, a Non-GAAP measure, was $9.1 million, an increase of 5.5% sequentially and a decrease of 26.8% year-over-year.

•	Closed previously announced Hugoton divestiture on July 28, 2016 for $18.0 million, subject to post-closing adjustments.

•	Closed previously announced Permian bolt-on acquisition on August 11, 2016 for $19.5 million, subject to post-closing adjustments.

•	Closed $25.0 million private offering of Class A Convertible Preferred Units.

•	Reduced borrowings outstanding under revolving credit facility by $34.1 million during quarter from $162.0 million to $127.9 million debt outstanding as of September 30, 2016.

•
Completed non-scheduled redetermination in August 2016, increasing conforming borrowing base from $105.0 million to $140.0 million. Subsequently reaffirmed by the lender group on October 28, 2016 during the fall 2016 redetermination.

The following table reflects selected unaudited operating and financial results for the third quarter of 2016, compared to the second quarter of 2016 and the third quarter of 2015. Mid-Con Energy’s unaudited condensed consolidated financial statements are included at the end of this press release.

	Three Months Ended
	September 30,	June 30,	September 30,
($ in thousands)	2016	2016	2015
Average net daily production (Boe/d)(1)	3,957	4,077	4,859
Oil & natural gas sales plus cash settlements from matured derivatives, inclusive of premiums, net(2)(3)	$15,592	$17,508	$26,867
Net loss	$(2,421)	$(15,769)	$(25,478)
Adjusted EBITDA(4)	$11,873	$11,630	$15,744
Distributable Cash Flow(4)	$9,104	$8,627	$12,433
(1) Production volumes in Boe equivalents calculated at a Btu conversion rate of six Mcf per Bbl.
(2) September 30, 2016 cash settlements from matured derivatives does not include the $5.8 million received and the $1.5 million of deferred premiums paid upon early termination of previous oil derivative contracts in July 2016 or the related $2.8 million of premiums paid at inception of the oil derivative contracts in January 2015.

(3) June 30, 2016 and September 30, 2015 net premiums include those incurred previously or upon settlement that were attributable to instruments that settled in the period.
(4) Non-GAAP financial measure. Please refer to the related disclosure and reconciliation of net income to Adjusted EBITDA and Distributable Cash Flow included in this press release.

THIRD QUARTER 2016 RESULTS
Production - Production for the third quarter of 2016 was 364 MBoe, or 3,957 Boe/d. On a daily basis, this represents a 2.9% decrease from the second quarter of 2016 and an 18.6% decrease year-over-year. The sequential decrease in production was primarily related to timing and scale of the Hugoton divestiture relative to the Permian bolt-on acquisition. Additionally, the decrease in volumes year-over-year was attributable to 2016 cost savings initiatives implemented in response to lower commodity prices. In early 2016, the Partnership temporarily shut-in 184 wells for economic reasons, and has since delayed certain workovers and capital expenditures into future periods.

Price Realizations - Oil and natural gas sales were $14.4 million in the third quarter of 2016, or $39.59/Boe of production. On a Boe basis, this represents a 0.6% decrease from the second quarter of 2016 and a 4.3% decrease year-over-year. Cash settlements from matured derivatives, excluding cash settlements received for early terminations of derivatives net of premiums, were $1.2 million in the third quarter of 2016, or $3.25/Boe. Cash settlements from matured derivatives, inclusive of net premiums, for the second quarter of 2016 and the third quarter of 2015 were $7.36/Boe and $18.73/Boe, respectively.

Operating Revenues - Operating revenues, which include cash settlements from matured derivatives and exclude early terminations of derivatives net of premiums, were $15.6 million, or $42.84/Boe in the third quarter of 2016. Total operating revenues decreased 9.2% from the previous quarter and decreased 28.7% from the third quarter of 2015 on a per Boe basis. The negative sequential and year-over-year variance was attributable to lower cash settlements from matured derivatives and lower oil and natural gas volumes.

Lease Operating Expenses - LOE was $5.7 million, or $15.68/Boe, in the third quarter of 2016, representing a 0.7% increase from the second quarter of 2016 and a decrease of 20.0% from the third quarter of 2015 on a per Boe basis. Lower production volumes during the third quarter of 2016 resulted in slightly higher LOE per Boe, however total LOE of $5.7 million during the third quarter of 2016 declined for the fourth consecutive quarter. Ongoing cost controls and reduced workover activity have resulted in total cost savings year-over-year in most LOE billing categories and across all core areas.

Production Taxes - Production taxes in the third quarter of 2016 were $0.8 million, or $2.07/Boe, reflecting an effective tax rate of 5.2%. Production taxes for the second quarter of 2016 were $0.7 million, or $1.97/Boe, for an effective tax rate of 5.0%. Production taxes for the third quarter of 2015 were $0.2 million, or $0.46/Boe, reflecting an effective tax rate of 1.1%. The increase sequentially was attributable to a Permian tax exemption for select wells received during the second quarter of 2016. The increase year-over-year was attributable to the receipt of a production tax refund during the third quarter of 2015 resulting from the Oklahoma Corporation Commission's approval of the Enhanced Oil Production tax exemption for one of our Northeastern Oklahoma properties.

Depreciation, Depletion and Amortization Expenses ("DD&A") - DD&A for the third quarter of 2016 was $5.7 million, or $15.56/Boe. On a per Boe basis, the third quarter of 2016 results reflect a 0.4% decrease over the previous quarter and a 28.0% decrease over the third quarter of 2015. The sequential and year-over-year decrease in DD&A per Boe was due to the decline in the carrying value of the underlying assets in our portfolio.

General and Administrative Expenses ("G&A") - G&A during the third quarter of 2016 was $1.7 million, or $4.71/Boe, and included $0.3 million, or $0.85/Boe, in non-cash equity-based compensation expense related to the Partnership’s Long-Term Incentive Program. G&A for the second quarter of 2016 was $1.5 million, or $3.98/Boe, and included $0.3 million, or $0.70/Boe, in non-cash equity-based compensation. G&A for the third quarter of 2015 was $2.3 million, or $5.04/Boe, and included $0.6 million, or $1.43/Boe, in non-cash equity-based compensation. The year-over-year decrease in G&A per Boe was due to lower non-cash equity-based compensation, lower non-recurring legal and professional fees, and lower salaries expense.

Net Interest Expense - Net interest expense for the third quarter of 2016 was $1.7 million, or $4.74/Boe, a 14.3% decrease from the second quarter of 2016 and a 17.6% increase from the third quarter of 2015, on a Boe basis. The average effective interest rate approximated 3.74% for the third quarter of 2016, compared to 4.13% for the second quarter of 2016 and 2.95% for the third quarter of 2015. The sequential decrease per Boe was due to both lower borrowings outstanding during the quarter and a lower effective interest rate calculated based on borrowing utilization. The year-over-year increase per Boe was primarily due to lower production partially offset by lower borrowings outstanding.
Net Loss - For the third quarter of 2016, Mid-Con Energy reported a net loss of $2.4 million. Net loss as reported represents $0.09 per limited partner unit, based on an average of 29.9 million outstanding and fully diluted ("FD") limited partner units during the third quarter of 2016. Net loss for the second quarter of 2016 was $15.8 million, or $0.52 per limited partner unit, based on an average of 29.8 million outstanding and FD limited partner units during the period. For the third quarter of 2015, net loss was $25.5 million, or $0.85 per limited partner unit, based on an average of 29.7 million outstanding and FD limited partner units during the period. The positive sequential variance was primarily attributable to the favorable net effect of our derivatives during the third quarter of 2016 and non-cash impairment charges incurred during the second quarter of 2016.  On a year-over-year basis, the positive variance was due to non-cash impairment charges incurred during the third quarter of 2015 and lower operating costs, partially offset by lower oil sales and the unfavorable net effect of our derivatives.

Adjusted EBITDA - Adjusted EBITDA, a Non-GAAP measure, for the third quarter of 2016 was $11.9 million, or $32.62/Boe. Adjusted EBITDA per Boe for the third quarter of 2016 increased 4.1% from the second quarter of 2016 of $31.35/Boe and decreased 7.4% from the third quarter of 2015 of $35.22/Boe. Adjusted EBITDA increased sequentially primarily due to higher cash settlements received from early terminations of derivatives, net of premiums. On a year-over-year basis, the negative variance was attributable to lower production, cash settlements received from matured derivatives, net of premiums, partially offset by lower LOE.

Distributable Cash Flow ("DCF") - DCF, a Non-GAAP measure, for the third quarter of 2016 was $9.1 million after subtracting $1.4 million in cash interest expense, $1.1 million in estimated maintenance capital expenditures, and $0.3 million in distributions to preferred unitholders from Adjusted EBITDA. Relative to the second quarter of 2016 and the third quarter of 2015, DCF increased 5.5% and decreased 26.8%, respectively. DCF per unit was $0.301, based on 29.9 million limited partner units and 360,000 general partner units outstanding as of October 31, 2016.

HEDGING SUMMARY
Mid-Con Energy enters into various commodity derivative contracts intended to achieve more predictable cash flows by reducing the Partnership's exposure to short-term fluctuations in the price of oil and natural gas. We believe this risk management strategy will serve to secure a baseline portion of our revenues and, by retaining some opportunity to participate in upward price movements, may also enable us to realize higher revenues during periods when prices rise.

As of October 31, 2016, the following unaudited table reflects volumes of Mid-Con Energy's production hedged by commodity derivative contracts, with the corresponding prices at which the production is hedged:

OIL HEDGES	4Q16	1Q17	2Q17	3Q17	4Q17	1Q18	2Q18	3Q18	4Q18	1Q19	2Q19	3Q19	4Q19
WTI Swap Volume (Bbl/d)	1,304	—	—	—	—	—	—	—	—	—	—	—	—
Price ($/Bbl)	$64.18	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—

Collar Volume (Bbl/d)	—	667	659	652	652	1,500	1,484	1,141	1,141	424	424	424	424
Call Strike Price ($/Bbl)	$—	$49.00	$50.15	$51.22	$52.35	$57.39	$57.91	$52.42	$53.13	$60.52	$60.52	$60.52	$60.52
Put Strike Price ($/Bbl)	$—	$40.00	$45.00	$45.00	$45.00	$45.00	$45.00	$43.57	$43.57	$50.00	$50.00	$50.00	$50.00

Put Volume (Bbl/d)(1)	1,957	2,000	1,978	1,957	1,794	—	—	326	326	—	—	—	—
Put Strike Price ($/Bbl)(1)	$50.00	$50.00	$50.00	$50.00	$50.00	$—	$—	$45.00	$45.00	$—	$—	$—	$—

Total Hedged Volume (Bbl/d)	3,261	2,667	2,637	2,609	2,446	1,500	1,484	1,467	1,467	424	424	424	424
Floor Strike Price ($/Bbl)	$55.67	$47.50	$48.75	$48.75	$48.67	$45.00	$45.00	$43.89	$43.89	$50.00	$50.00	$50.00	$50.00
% Hedged(2)	81%	66%	65%	64%	60%	37%	37%	36%	36%	10%	10%	10%	10%

(1) Deferred premium puts include premiums that are to be paid monthly as the contracts settle (refer to our SEC filing for additional details).
(2) Estimated percent hedged based on the calculated midpoint of full year 2016 production guidance.

HUGOTON DIVESTITURE
On July 28, 2016, Mid-Con Energy closed its previously announced sale of oil and natural gas assets within the Hugoton core area for $18.0 million, subject to post-closing purchase price adjustments. The transaction had an effective date of May 1, 2016, and as of September 30, 2016 the Partnership had received net cash proceeds of approximately $17.3 million. Net divestiture proceeds were used to reduce borrowings outstanding under Mid-Con Energy's revolving credit facility.

PERMIAN BOLT-ON ACQUISITION
On August 11, 2016, Mid-Con Energy closed its previously announced acquisition of oil and natural gas assets in Nolan County, TX for $19.5 million, subject to post-closing purchase price adjustments. The transaction had an effective date of June 1, 2016, and as of September 30, 2016 the Partnership had paid net cash proceeds of approximately $19.1 million.

CLASS A CONVERTIBLE PREFERRED UNITS
In conjunction with the Permian bolt-on acquisition, Mid-Con Energy closed its previously announced private offering (the "Offering") of $25.0 million aggregate principal amount of Class A Convertible Preferred Units ("Preferred Units") to investors led by John Goff, arranged by Bonanza Capital and including, among others, Mid-Con Energy III, LLC, an affiliate of Mid-Con Energy's general partner, and Swank Capital.  The Partnership used net proceeds from the Offering to fund its Permian bolt-on acquisition, and excess net proceeds were used for general partnership purposes, including repayment of borrowings outstanding under Mid-Con Energy's revolving credit facility.

The Preferred Units were issued at a price of $2.15 per Preferred Unit (the "Unit Purchase Price"). The Partnership will pay holders of the Preferred Units ("Holders") a cumulative, quarterly distribution in cash at an annual rate of 8.00% or, under certain circumstances, in additional Preferred Units, at an annual rate of 10.00%.  As announced on October 27, 2016, the Board of Directors of the general partner declared a cash distribution of approximately $0.024 per Preferred Unit for the period from August 11, 2016 to September 30, 2016. The distribution will be paid on November 14, 2016 to Holders of record on November 7, 2016.

DEBT AND LIQUIDITY SUMMARY
At September 30, 2016, Mid-Con Energy had debt outstanding of $127.9 million and total liquidity of $14.2 million, which included $12.1 million of available borrowings under its revolving credit facility and $2.1 million of available cash. During the quarter, Mid-Con Energy reduced debt by 21.0%, or $34.1 million. Since quarter end, the Partnership paid down borrowings outstanding by an additional $1.4 million, resulting in a debt balance of $126.5 million as of October 31, 2016.

On October 28, 2016, the Partnership completed its fall 2016 semi-annual borrowing base redetermination under its reserve based revolving credit facility. The lender group has agreed to reaffirm the previously existing conforming borrowing base of $140.0 million effective October 28, 2016. There were no changes to the terms or conditions of the credit agreement. The next regularly scheduled borrowing base redetermination will occur on or about May 1, 2017.

2016 GUIDANCE
The following outlook is subject to all the cautionary statements and limitations described under the "Forward-Looking Statements" caption at the end of this press release. These estimates and assumptions reflect management's best judgment based on current and anticipated market conditions and other factors. Although we believe such estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond our control.

FY2016 Guidance as of 10/31/16	2016
Net production (Boe/d)(1)	3,950	-	4,150
Lease operating expense per Boe	$14.50	-	$16.50
Production taxes (% of total revenue)	5.0%	-	5.3%
Estimated capital expenditures	$8.0 MM
(1) Production volumes in Boe equivalents calculated at a Btu conversion rate of six Mcf per Bbl.

THIRD QUARTER 2016 CONFERENCE CALL
As announced on October 24, 2016, Mid-Con Energy’s management will host a conference call on Tuesday, November 1, 2016 at 9:00 a.m. ET. Interested parties are invited to participate via telephone by dialing 1-877-847-5946 (Conference ID: 5961941) at least five minutes prior to the scheduled start time of the call, or via webcast by clicking on "Events & Presentations" in the investor relations section of the Mid-Con Energy website at www.midconenergypartners.com.

A replay of the conference call will be available through November 8, 2016, by dialing 1-855-859-2056 (Conference ID: 5961941). Additionally, a webcast archive will be available at www.midconenergypartners.com.

ABOUT MID-CON ENERGY PARTNERS LP
Mid-Con Energy is a publicly held Delaware limited partnership formed in July 2011 to own, acquire, exploit and develop producing oil and natural gas properties in North America, with a focus on Enhanced Oil Recovery. Mid-Con Energy’s core areas of operation are located in Southern Oklahoma, Northeastern Oklahoma, the Gulf Coast, and the Permian. For more information, please visit Mid-Con Energy's website at www.midconenergypartners.com.

FORWARD-LOOKING STATEMENTS
This press release includes "forward-looking statements" — that is, statements related to future, not past, events within meaning of the federal securities laws. Forward-looking statements are based on current expectations and include any statement that does not directly relate to a current or historical fact. In this context, forward-looking statements often address expected future business and financial performance, and often contain words such as "anticipate," "believe," "estimate," "intend," "expect," "plan," "project," "should," "goal," "forecast," "guidance," "could," "may," "continue," "might," "potential," "scheduled," or "will" or other similar words. These forward-looking statements involve certain risks and uncertainties and ultimately may not prove to be accurate. Actual results and future events could differ materially from those anticipated in such statements. For further discussion of risks and uncertainties, you should refer to Mid-Con Energy's filings with the Securities and Exchange Commission ("SEC") available at www.midconenergypartners.com or www.sec.gov. Mid-Con Energy undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this press release. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement and our SEC filings. Please see the risks and uncertainties detailed in the "Forward Looking Statements" of our public filings.

Mid-Con Energy Partners, LP and subsidiaries
Condensed Consolidated Balance Sheets
(in thousands, except number of units)
(Unaudited)

	September 30, 2016	December 31, 2015
ASSETS
Current assets:
Cash and cash equivalents	$2,115	$615
Accounts receivable:
Oil and natural gas sales	4,711	4,551
Other	1,136	5,009
Derivative financial instruments	1,376	24,419
Prepaids and other	297	623
Total current assets	9,635	35,217
Property and Equipment:
Oil and natural gas properties, successful efforts method:
Proved properties	438,873	518,916
Other property and equipment	262	—
Accumulated depletion, depreciation, amortization and impairment	(171,027)	(232,008)
Total property and equipment, net	268,108	286,908
Derivative financial instruments	—	1,144
Other assets	2,881	3,817
Total assets	$280,624	$327,086
LIABILITIES, CONVERTIBLE PREFERRED UNITS AND EQUITY
Current liabilities:
Accounts payable:
Trade	$2,516	$3,185
Related parties	44	559
Derivative financial instruments	2,307	—
Accrued liabilities	144	165
Current maturities of long-term debt	—	30,000
Total current liabilities	5,011	33,909
Derivative financial instruments	1,992	—
Long-term debt	127,900	150,000
Other long-term liabilities	99	—
Asset retirement obligations	11,009	12,679
Commitments and contingencies
Class A convertible preferred units - 11,627,906 and 0 issued and outstanding, respectively	19,066	—
EQUITY, per accompanying statement:
Partnership equity:
General partner interest	(209)	47
Limited partners- 29,912,230 and 29,724,890 units issued and outstanding, respectively	115,756	130,451
Total equity	115,547	130,498
Total liabilities, convertible preferred units and equity	$280,624	$327,086

Mid-Con Energy Partners, LP and subsidiaries
Condensed Consolidated Statements of Operations
(in thousands, except per unit data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Revenues:
Oil sales	$14,012	$18,137	$39,565	$56,675
Natural gas sales	398	356	891	1,000
(Loss) gain on derivatives, net	(444)	19,771	(7,964)	12,544
Total revenues	13,966	38,264	32,492	70,219
Operating costs and expenses:
Lease operating expenses	5,709	8,761	17,551	25,293
Oil and natural gas production taxes	753	206	2,077	2,634
Impairment of proved oil and natural gas properties	—	40,920	895	40,920
Impairment of proved oil and natural gas properties sold	—	—	3,578	—
Depreciation, depletion and amortization	5,665	9,655	17,550	25,692
Accretion of discount on asset retirement obligations	127	91	443	276
General and administrative	1,715	2,253	5,281	7,531
Total operating costs and expenses	13,969	61,886	47,375	102,346
Loss on sales of oil and natural gas properties, net	(530)	—	(517)	—
Loss from operations	(533)	(23,622)	(15,400)	(32,127)
Other income (expense):
Interest income	4	2	9	8
Interest expense	(1,728)	(1,804)	(5,981)	(5,361)
Other expense	(164)	—	(131)	—
Loss on settlement of ARO	—	(54)	—	(54)
Total other expense	(1,888)	(1,856)	(6,103)	(5,407)
Net loss	(2,421)	(25,478)	(21,503)	(37,534)
Less: Distributions to preferred unitholders	440	—	440	—
Less: General partner's interest in net loss	(29)	(306)	(256)	(451)
Limited partners' interest in net loss	$(2,832)	$(25,172)	$(21,687)	$(37,083)

Net loss per limited partner unit:
Basic and diluted	$(0.09)	$(0.85)	$(0.73)	$(1.25)
Weighted average limited partner units outstanding:
Limited partner units (basic and diluted)	29,868	29,705	29,807	29,614

Mid-Con Energy Partners, LP and subsidiaries
Condensed Consolidated Statements of Cash Flows
(in thousands)
(Unaudited)

	Nine Months Ended September 30,
	2016	2015
Cash Flows from Operating Activities:
Net loss	$(21,503)	$(37,534)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation, depletion and amortization	17,550	25,692
Debt issuance costs amortization	1,019	839
Accretion of discount on asset retirement obligations	443	276
Impairment of proved oil and natural gas properties	895	40,920
Impairment of proved oil and natural gas properties sold	3,578	—
Loss on settlement of ARO	—	54
Cash paid for settlement of ARO	—	(79)
Mark-to-market on derivatives:
Loss (gain) on derivatives, net	7,964	(12,544)
Cash settlements received for matured derivatives	18,467	15,566
Cash settlements received for early terminations and modifications of derivatives, net	5,820	11,069
Cash premiums paid for derivatives, net	(3,766)	(15,765)
Loss on sales of oil and natural gas properties, net	517	—
Non-cash equity-based compensation	961	2,957
Changes in operating assets and liabilities:
Accounts receivable	(160)	1,859
Other receivables	4,805	1,342
Prepaids and other	326	128
Accounts payable and accrued liabilities	(1,288)	(3,446)
Net cash provided by operating activities	35,628	31,334
Cash Flows from Investing Activities:
Additions to oil and natural gas properties	(5,111)	(11,250)
Additions to other property and equipment	(124)	—
Acquisitions of oil and natural gas properties	(19,055)	(1)
Proceeds from sales of oil and natural gas properties	17,312	—
Net cash used in investing activities	(6,978)	(11,251)
Cash Flows from Financing Activities:
Proceeds from line of credit	—	28,000
Payments on line of credit	(52,100)	(39,000)
Offering costs	(16)	(88)
Distributions paid	—	(11,266)
Debt issuance costs	(9)	—
Proceeds from sale of convertible preferred units, net of offering costs	24,975	—
Net cash used in financing activities	(27,150)	(22,354)
Net increase (decrease) in cash and cash equivalents	1,500	(2,271)
Beginning cash and cash equivalents	615	3,232
Ending cash and cash equivalents	$2,115	$961

NON-GAAP FINANCIAL MEASURES

This press release, financial tables and other supplemental information include “Adjusted EBITDA” and “Distributable Cash Flow,” each of which are non-generally accepted accounting principles (“Non-GAAP”) measures used by our management to describe financial performance with external users of our financial statements.

The Partnership believes the Non-GAAP financial measures described above are useful to investors because these measurements are used by many companies in its industry as a measurement of financial performance and are commonly employed by financial analysts and others to evaluate the financial performance of the Partnership and to compare the financial performance of the Partnership with the performance of other publicly traded partnerships within its industry.

Adjusted EBITDA and Distributable Cash Flow should not be considered an alternative to net income, net cash provided by operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP.

Adjusted EBITDA is defined as net income (loss) plus:

•	Interest expense, net;

•	Depreciation, depletion and amortization;

•	Accretion of discount on asset retirement obligations;

•	(Gain) loss on derivatives, net;

•	Cash settlements received (paid) for matured derivatives, net;

•	Cash settlements received for early terminations of derivatives, net;

•	Cash premiums received (paid) for derivatives, net;

•	Cash premiums (paid) at inception of derivatives, net;

•	Impairment of proved oil and natural gas properties;

•	Impairment of proved oil and natural gas properties sold;

•	Non-cash equity-based compensation;

•	Dry hole costs and abandonments of unproved properties; and

•	(Gain) loss on sales of oil and natural gas properties, net.

Distributable Cash Flow is defined as Adjusted EBITDA less:

•	Cash interest expense;

•	Estimated maintenance capital expenditures;

•	Other non-operating cash (income) expense; and

•	Distributions to preferred unitholders.

Mid-Con Energy Partners, LP and subsidiaries
Reconciliation of Net Income to Adjusted EBITDA and Distributable Cash Flow
(in thousands)
(Unaudited)
	Three Months Ended
	September 30,	June 30,	September 30,
	2016	2016	2015
Net loss	$(2,421)	$(15,769)	$(25,478)
Interest expense, net	1,724	2,052	1,802
Depreciation, depletion and amortization	5,665	5,800	9,655
Accretion of discount on asset retirement obligations	127	159	91
Loss (gain) on derivatives, net	444	10,088	(19,771)
Cash settlements received for early terminations of derivatives, net	5,820	—	—
Cash settlements received for matured derivatives, net	1,182	6,191	8,383
Cash premiums paid for derivatives, net(1)	(1,509)	(1,611)	(499)
Impairment of proved oil and natural gas properties	—	895	40,920
Impairment of proved oil and natural gas properties sold	—	3,578	—
Non-cash equity-based compensation	311	260	641
Loss (gain) on sales of oil and natural gas properties, net	530	(13)	—
Adjusted EBITDA	11,873	11,630	15,744
Less:
Cash interest expense	1,363	1,764	1,567
Estimated maintenance capital expenditures	1,129	1,239	1,744
Distributions to preferred unitholders(2)	277	—	—
Distributable Cash Flow	$9,104	$8,627	$12,433

(1) September 30, 2016 cash premiums paid for derivatives, net reflect deferred premiums paid upon early termination of previous oil derivative contracts in July 2016.
(2) Cash distributions payable to holders of Class A Convertible Preferred Units on November 14, 2016 according to terms of the Partnership Agreement and attributable to the period from August 11, 2016 to September 30, 2016.

INVESTOR RELATIONS CONTACT
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